UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported ): July 29, 2007
TOPSPIN MEDICAL, INC.
(Exact Name of Issuer as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	333-144472 (Commission File Number)	510394637 (I.R.S. Employer Identification Number)

Global Park 2 Yodfat Street, Third Floor North Industrial Area Lod 71291 Israel (Address of Principal Executive Offices)	Not Applicable (Zip Code)
972-8-9200033
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into a Material Definitive Agreement.
          On July 29, 2007, our wholly-owned subsidiary, TopSpin Medical (Israel) Ltd. (the “Subsidiary”), entered into a distribution agreement (the “Agreement”) with Johnson & Johnson Medical Israel, a Division of J – C Healthcare L.T.D. (the “Distributor”), wherein the Distributor was appointed as the exclusive distributor in Israel of an intravascular MRI catheter system developed by the Subsidiary used for imaging and characterizing the tissue composition of coronary plaque during a conventional cardiac catheterization procedure (the “Product”). The Distributor will purchase the Product from the Subsidiary and will market and sell the Product to customers located in Israel. The appointment of the Distributor as the exclusive distributor of the Product in Israel is subject to the Distributor meeting certain periodic sales targets.
          Under the terms of the Agreement, the Distributor has agreed to take certain marketing actions in connection with the Product and has agreed to mutually work with the Subsidiary in promoting clinical trials in Israel including to take part in funding clinical trials to collect long term information in the framework of Post Marketing Surveillance concerning the use of the Product in patients in Israel.
          Unless the Agreement is earlier terminated by one of the parties pursuant to the conditions set forth in the Agreement, the Agreement will automatically expire and terminate on July 29, 2010. The parties may mutually agree in writing to extend the term of the Agreement any time before July 29, 2010.
          The Distributor is a company that is controlled by Johnson & Johnson Inc., who owns Johnson & Johnson Development Corporation, who in turn beneficially owns five percent or more of the outstanding shares of our common stock.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOPSPIN MEDICAL, INC.

Date: August 2, 2007	By:	/s/ Eyal Kolka Name: Eyal Kolka
Title: Chief Financial Officer